Exhibit 99.1

GeoMet Postpones Annual Stockholder Meeting

Houston, Texas — April 3, 2012 – GeoMet, Inc. (NASDAQ: GMET) (the “Company”) announced today that it will postpone its Annual Meeting of Stockholders, which was originally scheduled to be held on May 11, 2012, in order to further consider possible responses to the NASDAQ Global Market Listing Deficiency Notice received on February 3, 2012. In order to regain compliance with the minimum bid price requirement, the Company’s common stock must close at $1.00 per share or more for 10 consecutive business days prior to August 1, 2012. The Company is in the process of setting a new record date and selecting a new date upon which to hold the Annual Meeting, which the Company will provide once such information becomes available.

Because GeoMet anticipates that the Annual Meeting will be held more than 30 days from the calendar date of the Company’s 2011 Annual Meeting of Stockholders, the due dates for the provision of any qualified stockholder proposal or qualified stockholder nominations under the rules of the SEC and the bylaws of the Company listed in the Company’s 2011 Proxy Statement are no longer applicable. Such nominations or proposals are now due to the Company no later than May 3, 2012.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in Alabama, Virginia and West Virginia. We also control non-producing coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), or visit our website at www.geometinc.com.